EXHIBIT 15

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated May 1, 2008 on our review of interim consolidated financial information of 3M Company for the three-month periods ended March 31, 2008 and 2007, and included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, is incorporated by reference in this Registration Statement on Form S-8 dated May 20, 2008, for the registration of 35,000,000 shares of 3M Company’s common stock under the 3M 2008 Long-Term Incentive Plan.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

May 20, 2008